Exhibit 10.7

FREE TRANSLATION
THE ORIGINAL VERSION IN GERMAN LANGUAGE PREVAILS

EXECUTIVE VICE PRESIDENT - EMPLOYMENT AGREEMENT

between

SIRONA Beteiligungs- und Verwaltungsgesellschaft m.b.H.,

Fabrikstraße 31, 64625 Bensheim,

represented by its shareholder Sirona Dental Systems SARL

(hereinafter the “Company”)

and

Mr.

Theodor Haar

Talstraße 89

71279 Renningen

(hereinafter the “Executive Vice President”

§ 1

Basis

1.                                     Mr. Haar will become a Executive Vice President  of the Company with effect as of July 1, 1999.

2.                                       The Executive Vice President  represents the Company in and out of court acting jointly with an additional Executive Vice President  or an attorney in fact of the Company.

3.                                     Without limitation to the provisions of this agreement, the duties, powers and responsibilities of the Executive Vice President  are governed by the articles of association of the Company, as amended from time to time, by the applicable laws, in particular the Limited Liability Statute, by the by-laws, as amended from time to time, and the instructions of the shareholders.

4.                                     The Company reserves the right, to appoint additional Executive Vice Presidents and to change the representation policy at any time.

§ 2

Compensation

1.                                       The Executive Vice President will be paid a yearly gross salary of EUR 210,000 payable in twelve equal monthly instalments at the end of each month. The monthly gross salary will be transferred at the end of each month to a bank account as determined by the Executive Vice President.

In addition, the Executive Vice President is eligible to receive a bonus according to the “EVA”-plan. At a 100% “EVA” the bonus equals EUR115,000.

2.                                     Any services of the Executive Vice President  including extra work is compensated by the remuneration as described above. The Executive Vice President is obliged to work longer than the usual working hours, if it is necessary for the achievement of the business objectives of the Company.

3.                                       In addition, the Company has to pay to the Executive Vice President  the legally required employer allowances with respect to healthcare, nursing care, pension and unemployment insurance, which have to be borne in equal shares by the Executive Vice President  and the Company on the basis of the applicable laws. If the Executive Vice President  is exempted from the healthcare insurance obligation, the Company will pay 50 % of his contributions to a private healthcare insurance up to the amount which equals 50 % of the contribution to the statutory healthcare insurance.

4.                                       Compensation claims may not be assigned or pledged without the prior consent of the shareholders.

§ 3

Expenses

The Company shall reimburse any reasonable expenses in connection with the services for the Company on presentation of the respective receipts.

§ 4

Vacation and Holiday

The Executive Vice President  is entitled to vacation of 30 business days each calendar year. The Executive Vice President  shall schedule vacation after consultation of  the CEO, the other Executive Vice Presidents and the shareholders so as not to interfere with the performance of his duties.

§ 5

Disability

1.                                       The Executive Vice President  has to inform the Company without undue delay about any disability, its reasons and its expected duration. In case of illness, the Executive Vice President  has to present to the Company upon its request a medical attestation regarding the disability and its expected duration.

2.                                       In case of any illness, the Company shall continue to pay to the Executive Vice President  for a period of six weeks his contractual compensation reduced by any amounts received by the Executive Vice President  from any statutory or private insurance. If the disability continues for periods longer than six weeks, the employee will receive an additional payment to the sick benefit, if the employee is insured by the state health insurance. The additional pay will fill the gap between the sick benefit and the last net compensation (after taxes). If the employee is not insured by the state health insurance he will receive his gross compensation for additional 72 months.

3.                                       In the case of death, the Company shall continue to pay to the Executive Vice President ‘s spouse his contractual compensation for a period of the month in which the Executive Vice President  died plus additional six months reduced by amounts of dependents compensation.

§ 6

Additional Business

1.                                       The Executive Vice President  will devote his skills and knowledge only to the Company. During the term of this Agreement, the Executive Vice President  is not allowed to engage in any additional business without the prior written consent of the shareholders. Any publications and lectures, which refer to the business of the Company but are not in the best interest of the Company, do require the prior written consent of the shareholders.

2.                                       The Executive Vice President  shall not actively participate in any company or engage in any own business without the prior written consent of the shareholders. Such consent is not required in the event of the acquisition of interests or shares of a publicly listed company for the purpose of capital investment without influence on business decisions.

§ 7

Confidentiality, Non-competition

1.                                       The Executive Vice President  shall keep strictly confidential any and all confidential information regarding the Company and its affiliated entities, irrespective of the source of such knowledge, vis-à-vis third parties and other employees of the Company who are not entitled to receive such confidential information. The confidentiality covenant shall not apply, if and to the extent that the transfer of the information is necessary for the due performance of the Executive Vice President’s duties or if the Executive Vice President  has obtained the prior written consent of the shareholders. This confidentiality obligation shall remain in force after the termination of this agreement.

2.                                     The Executive Vice President  shall not act as member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without the prior written consent of the shareholders.

3.                                       The Executive Vice President  shall not, during the course of his employment with the Company, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity.

§ 8

Term and Termination

1.                                       This agreement shall become effective as of July 1, 1999 and shall be entered into for an indefinite period of time. Each party may terminate this agreement upon 24 month prior notice with effect as of the end of the calendar quarter.

2.                                       Each party may terminate this agreement for cause.

3.                                     Any termination notice has to be made in writing.

4.                                     The Company is entitled to release the Executive Vice President  from work at any time but the Company has to continue to pay the compensation owed to the Executive Vice President  in accordance with this agreement.

§ 9

Retention of Documents

Upon termination of the Executive Vice President s employment or upon release of work according to section 8.4 of this agreement, the Executive Vice President  shall return to the Company without undue delay any business documents, letters, drafts and similar documents and copies thereof referring to the Company. The Executive Vice President  does not have any right of retention with respect to the aforementioned documents.

§ 11

Miscellaneous

1.                                       This agreement supersedes any prior agreements between the parties. This agreement will be adapted in the usual form in the case of a transformation of the Company into an corporation and an IPO.

2.                                       There are no additional agreements between the parties.

3.                                       Modifications of, or amendments to, this agreement shall be made in writing to be effective.

4.                                       The parties comply with the requirement of written form by using fax or telecopy, if the author of the document is identifiable.

5.                                       Should any provisions of this agreement be or become invalid, this does in no way influence the validity of the remaining provisions. Any invalid provision shall be deemed replaced by an adequate valid term nearest to what the parties wanted or would have wanted taking into account the purpose of the agreement.

6.                                       This agreement is governed by Germany law.

7.                                     In the event of disability due to illness, the provisions for the Executive Vice Presidents of Sirona shall apply. In addition, personal insurance coverage for Executive Vice Presidents, as amended from time to time, shall apply.

8.                                       The Executive Vice President  is entitled to request a company car which can be used for private purposes. Alternatively, he may request reimbursement of his travelling costs up to the accepted tax thresholds when using his private car.

9.                                       The Company shall reimburse properly documented moving expenses.

The Executive Vice President  hereby confirms receipt of an executed counterpart of this agreement.

Bensheim June 27, 2001

Sirona Dental Systems SARL

Theo Haar